UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 9, 2007

SUNPOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51593	94-3008969
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3939 North First Street, San Jose, California 95134

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 240-5500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On August 9, 2007, SunPower Corporation (“SunPower”) entered into an agreement (the “Ingot/Wafer Agreement”) with NorSun AS (“NorSun”). The Ingot/Wafer Agreement provides the general terms and conditions pursuant to which NorSun is to sell and SunPower is to purchase specified annual quantities of silicon ingots at specified prices from 2007 through 2011. The Ingot/Wafer Agreement provides that NorSun will manufacture some of the ingots with polysilicon supplied by SunPower under the Polysilicon Agreement (described below) and the remaining quantities of ingots with polysilicon NorSun expects to acquire from third parties. If applicable conditions under the Ingot/Wafer Agreement are satisfied, the aggregate quantity of ingots to be purchased by SunPower from 2007 through 2011 is expected to satisfy production requirements for up to approximately 700 megawatts of solar cell manufacturing based on SunPower’s expected silicon utilization during such period.

The Ingot/Wafer Agreements also provides that during the period from 2012 through 2019 SunPower is to purchase fixed annual quantities of ingots manufactured by NorSun with polysilicon supplied by SunPower under the Polysilicon Agreement, subject to mutual agreement on pricing for such ingots and certain other conditions. If pricing and other conditions under the Ingot/Wafer Agreement are satisfied, the aggregate quantity of ingots to be purchased during such period is expected to satisfy production requirements for up to approximately 1.3 gigawatts of solar cell manufacturing based on SunPower’s expected silicon utilization during such period. During the period from 2012 through 2019, the Ingot/Wafer Agreement provides that the parties are to enter into discussions each year to determine whether mutual agreement can be reached with respect to additional annual quantities and pricing for ingots manufactured with polysilicon purchased by NorSun from third parties.

In addition, the Ingot/Wafer Agreement permits SunPower to purchase wafers from NorSun in lieu of ingots, if the parties agree upon pricing for such wafers. The aggregate value of ingots, and potentially wafers, to be purchased during the term of the Ingot/Wafer Agreement represents a material financial obligation of SunPower.

Concurrent with the execution of the Ingot/Wafer Agreement, on August 9, 2007 SunPower and NorSun also entered into an agreement (the “Polysilicon Agreement”) that provides the general terms and conditions pursuant to which SunPower is to supply and NorSun is to purchase fixed annual quantities of polysilicon at specified prices from 2007 through 2019. Such polysilicon is expected to be used by NorSun to manufacture ingots, and potentially wafers, which are to be sold to SunPower under the Ingot/Wafer Agreement. Under the Polysilicon Agreement, NorSun has agreed to make material aggregate cash advance payments to SunPower for the polysilicon, half of which became due upon signing and half of which is to be paid on or before July 1, 2008. Commencing in 2010 and continuing through 2019, these advance payments are to be applied as a credit against NorSun’s polysilicon purchases from SunPower. SunPower is to provide security for the advance payments through bank guarantees, letters of credit and/or cash or asset collateralization. SunPower plans to purchase the polysilicon to be supplied to NorSun from third parties under pre-existing agreements with such parties.

Item 7.01.	Regulation FD Disclosure.

On August 15, 2007, SunPower issued a press release announcing its entry into the Ingot/Wafer Agreement and Polysilicon Agreement. A copy of the press release is attached to this report as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated August 15, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2007

SunPower Corporation

By:	/s/ Emmanuel Hernandez
Name:	Emmanuel Hernandez
Title:	Chief Financial Officer

Exhibit No.	Description
99.1	Press Release dated August 15, 2007